Designated Filer:	STONEHILL CAPITAL MANAGEMENT LLC
Issuer & Ticker Symbol:	WCI Communities, Inc. [WCIC]
Date of Event Requiring Statement:	July 24, 2015

Explanation of Responses

(1)
Reflects 234,200 shares of Common Stock sold by Partners pursuant to an underwriter’s overallotment option in WCIC's underwritten secondary offering. The price of $23.10 does not reflect underwriter discount or fees.

(2)
This Form 4 is being filed on behalf of Stonehill Capital Management LLC, a Delaware limited liability company ("Management"), Stonehill General Partner, LLC, a Delaware limited liability company ("GP") and Messrs. John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Jonathan Sacks, Peter Sisitsky, Michael Thoyer and Michael Stern.

(3)
GP is the sole general partner of Partners. Management is the investment advisor to Partners.  Messrs. Motulsky, Wilson, Teetsel, Varkey, Sacks, Sisitsky, Thoyer and Stern are managing members of GP and Management and may be deemed to control GP, Management, and Partners.  Each of Management, GP and Messrs. Motulsky, Wilson, Teetsel, Varkey, Sacks, Sisitsky, Thoyer and Stern disclaims beneficial ownership of all shares of the WCIC common stock held directly by Partners except to the extent of any indirect pecuniary interest therein. Partners is filing as a Reporting Person on a separate Form 4.